Exhibit 10.29

AMENDED AND RESTATED AMGEN INC.

PERFORMANCE AWARD PROGRAM

(Amended and Restated Effective July 9, 2007)

ARTICLE I

PURPOSE

The purpose of this document is to set forth the general terms and conditions applicable to the Performance Award Program (the “Program”) established by the Compensation and Management Development Committee of the Board of Directors of Amgen Inc. (the “Company”) pursuant to, and in implementation of, Section 10(d) of the Company’s Amended and Restated 1991 Equity Incentive Plan, as amended (the “1991 Plan”). The Program is intended to carry out the purposes of the 1991 Plan and provide a means to reinforce objectives for sustained long-term performance and value creation by awarding selected key employees of the Company with payments in Company stock based on the level of achievement of pre-established performance goals during performance cycles, subject to the restrictions and other provisions of the Program and the 1991 Plan.

ARTICLE II

DEFINITIONS

Unless otherwise defined herein, capitalized terms used herein shall have the same definitions as such terms are defined in the 1991 Plan.

“Award” shall mean the earned Performance Units payable in Common Stock under the Program for a Performance Cycle.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the regulations and official guidance promulgated thereunder.

“Committee” shall mean the Compensation and Management Development Committee of the Board, appointed by the Board from among its members to administer the 1991 Plan in accordance with Section 2 thereof.

“Common Stock” shall mean the common stock, par value $0.0001 per share, of the Company.

“Determination Date” shall have the meaning ascribed to it in Section 4.1.

“Participant” shall mean a key employee of the Company or an Affiliate who participates in this Program pursuant to the provisions of Article III hereof.

1

“Performance Cycle” shall mean a period of time with respect to which performance is measured as determined by the Committee. Performance Cycles may overlap.

“Performance Goals” shall have the meaning ascribed to it in Section 5.2.

“Performance Unit” shall mean a right granted to a Participant pursuant to the Program to receive Common Stock, the payment of which is contingent upon achieving the Performance Goals.

“Permanent and Total Disability” shall have the meaning ascribed to such term under Section 22(e)(3) of the Code and with such permanent and total disability being certified prior to termination of a Participant’s employment by (i) the Social Security Administration, (ii) the comparable governmental authority applicable to an Affiliate of the Company, (iii) such other body having the relevant decision-making power applicable to an Affiliate of the Company, or (iv) an independent medical advisor appointed by the Company in its sole discretion, as applicable, in any such case.

“QDRO” shall mean a court order (i) that creates or recognizes the right of the spouse, former spouse or child (an “Alternate Payee”) of an individual who is granted an Award to an interest in such Award relating to marital property rights or support obligations and (ii) that the 1991 Plan administrator determines would be a “qualified domestic relations order,” as that term is defined in Section 414(p) of the Code and Section 206(d) of the Employee Retirement Income Security Act (“ERISA”), but for the fact that the 1991 Plan is not a plan described in Section 3(3) of ERISA.

“Retirement-Eligible” shall mean when a Participant is at least sixty (60) years of age and has been an employee of the Company and/or an Affiliate of the Company for at least fifteen (15) consecutive years.

“Section 162(m) Participant” shall mean any Participant designated by the Committee as a “covered employee” within the meaning of Section 162(m) of the Code whose compensation for the fiscal year in which the Participant is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

“Voluntary Retirement” shall mean voluntary termination of employment that is not the result of Permanent and Total Disability.

ARTICLE III

PARTICIPATION

3.1 Participants. Participants for any Performance Cycle shall be those active key employees of the Company or an Affiliate who are designated in writing as eligible for participation by the Committee within the first ninety (90) days of such Performance Cycle.

3.2 No Right to Participate. No Participant or other employee of the Company or an Affiliate shall, at any time, have a right to participate in this Program for any Performance Cycle, notwithstanding having previously participated in this Program.

2

ARTICLE IV

ADMINISTRATION

4.1 Generally. The Committee shall establish the basis for payments under this Program in relation to specified Performance Goals, as more fully described in Article V hereof. With respect to the 162(m) Participants, the Committee shall establish the basis for payments under this Program in relation to specified Performance Goals within the first ninety (90) days of each Performance Cycle, but in no event after 25 percent of the Performance Cycle has lapsed. Following the end of each Performance Cycle, once all of the information necessary for the Committee to determine the Company’s performance is made available to the Committee, the Committee shall determine the amount of the Award payable to each Participant; provided, however, that any such determination shall be made no later than six months following the end of such Performance Cycle (the date of such determination shall hereinafter be called the “Determination Date”). The Committee shall have the power and authority granted it under Section 2 of the 1991 Plan, including, without limitation, the authority to construe and interpret this Program, to prescribe, amend and rescind rules, regulations and procedures relating to its administration and to make all other determinations necessary or advisable for administration of this Program. Decisions of the Committee in accordance with the authority granted hereby shall be conclusive and binding. Subject only to compliance with the express provisions hereof, the Committee may act in its sole and absolute discretion with respect to matters within its authority under this Program.

4.2 Provisions Applicable to Section 162(m) Participants. Subject to the sole discretion of the Committee, any Awards paid hereunder to a Section 162(m) Participant shall satisfy and shall be interpreted in a manner that satisfies any applicable requirements as “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and any provisions, application or interpretation of the Program or the 1991 Plan that is inconsistent with this intent shall be disregarded. To the extent that any Award (i) is deemed to constitute “nonqualified deferred compensation” (within the meaning of Code Section 409A) and (ii) would nevertheless be subject to the deduction limitations imposed by Section 162(m) of the Code in the year in which such Award would otherwise be paid under this Program, the payment of such Award may, in the Committee’s discretion, be delayed until the earlier of (A) the first year in which such Award would not be subject to the deduction limitations imposed by Section 162(m) or (B) such time as the Participant ceases to be a “service provider” to the Company (within the meaning of Section 409A of the Code).

4.3 Provisions Applicable to Participants in Foreign Jurisdictions. Notwithstanding any provision of the Program to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees, the Committee, in its sole discretion, shall have the power and authority to:

(i) modify the terms and conditions of any award of Performance Units granted to employees outside the United States to comply with applicable foreign laws;

3

(ii) condition the effectiveness of any award of Performance Units upon approval or compliance with any applicable foreign laws, regulations, rules or local governmental regulatory exemption or approvals;

(iii) provide for payment of any Award in cash or Common Stock, at the Company’s election, to the extent necessary to comply with applicable foreign laws; and

(iv) take any other action, before or after an award of Performance Units is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no award of Performance Units shall be granted, that would violate the Securities Act of 1933, as amended, Securities Exchange Act of 1934, as amended, the Code, or any other securities or tax or other applicable law or regulation.

ARTICLE V

AWARD DETERMINATIONS

5.1 Award of Performance Units. The Committee shall determine the number of Performance Units (rounded down to the nearest whole number) to be awarded under this Program to each Participant with respect to such Performance Cycle. With respect to the Section 162(m) Participants, the Committee shall determine the number of Performance Units (rounded down to the nearest whole number) to be awarded under this Program to each Section 162(m) Participant with respect to such Performance Cycle within the first ninety (90) days of such Performance Cycle, but in no event after 25 percent of the Performance Cycle has elapsed. Performance Units granted under the Program shall constitute stock bonuses under Sections 7 and 10(d) of the 1991 Plan.

5.2 Performance Requirements. The Committee shall approve the performance goals (collectively, the “Performance Goals”) with respect to any of the business criteria permitted under Section 10(d) of the 1991 Plan), each subject to such adjustments as the Committee may specify in writing at such time, and shall establish a formula, standard or schedule which aligns the level of achievement of the Performance Goals with the earned Performance Units.

With respect to the Section 162(m) Participants, the Committee shall approve the Performance Goals within the first ninety (90) days of such the Performance Cycle, but in no event after 25 percent of the Performance Cycle has elapsed, and the Performance Goals may not be changed during the Performance Cycle, but the thresholds, targets and multiplier measures of the Performance Goals shall be subject to such adjustments as the Committee may specify in writing within the first ninety (90) days of the Performance Cycle, but in no event after 25 percent of the Performance Cycle has elapsed.

4

ARTICLE VI

PAYMENT OF AWARDS

6.1 Form and Timing of Payment. Except as set forth in Section 8.1 below, no Award payable pursuant to this Program shall be paid unless and until the Committee certifies, in writing, the extent to which the Performance Goals have been achieved and the corresponding number of Performance Units earned. The specified payment date applicable to such Awards shall be the year immediately following the tax year including the end of the Performance Cycle. Shares of Common Stock issued in respect of an Award shall be deemed to be issued in consideration for future services to be rendered or past services actually rendered to the Company or for its benefit, by the Participant, which the Committee deems to have a value at least equal to the aggregate par value thereof.

6.2 Tax Withholding. The Participant shall satisfy any federal, state and local tax withholding obligation relating to the payment of the Award by authorizing the Company to withhold from the shares of the Common Stock otherwise issuable to the Participant as a result of the vesting or the payment of the Award a number of shares having a fair market value less than or equal to the amount of the Company’s required minimum statutory withholding for federal, state and local tax purposes, including any payroll taxes resulting from the vesting of the Performance Units. Any shares of Common Stock withheld by the Company hereunder shall not be deemed to have been issued by the Company for any purpose under the 1991 Plan. In addition, the Participant shall take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section 6.2. Notwithstanding Section 6.1, no certificates representing the shares of Common Stock shall be delivered to a Participant unless and until he or she shall have paid to the Company the full amount of all federal, state and local tax withholding or other employment taxes applicable to him or her resulting from the payment of the Award.

ARTICLE VII

TERMINATION OF EMPLOYMENT

7.1 Termination of Employment During Performance Cycle.

(a) In the event that a Participant’s employment with the Company or an Affiliate is terminated within six months following the commencement of a Performance Cycle for any reason, all of such Participant’s rights to an Award for such Performance Cycle shall be forfeited.

(b) Subject to Section 7.1(a) above, in the event that a Participant’s employment with the Company or an Affiliate is terminated prior to the last business day of a Performance Cycle by reason of such Participant’s Voluntary Retirement and such Participant is Retirement-Eligible on the date of such termination, the prorated amount of such Participant’s Award, if any, applicable to such Performance Cycle shall be paid in accordance with the

5

provisions of Article VI above, provided, that if (i) amounts payable under this Program are deemed to constitute “nonqualified deferred compensation,” and (ii) a Participant is deemed to be a “specified employee” (within the meaning of Code Section 409A), then amounts payable under this Program shall not be paid until the later of (A) the payment date described in Article VI above, or (B) the date that is six months after the date of termination (or the date on which such Participant dies, if earlier). For purposes of the foregoing, the amount of the Participant’s Award (rounded down to the nearest whole number) shall be determined based on the Company’s performance as compared to the Performance Goals for such Performance Cycle and the Award otherwise payable is multiplied by a fraction (rounded to two decimal places), the numerator of which is the number of complete months of employment during the Performance Cycle, and the denominator of which is the number of months in the Performance Cycle; provided however, that prior to termination of a Participant’s employment with the Company or an Affiliate, such Participant signs a general release in a form provided by the Company.

(c) Subject to Section 7.1(a) above, in the event that a Participant’s employment with the Company or an Affiliate is terminated prior to the last business day of a Performance Cycle by reason of such Participant’s death or Permanent and Total Disability, the prorated amount of such Participant’s Award, if any, applicable to such Performance Cycle shall be paid in accordance with the provisions of Article VI above, provided, that if (i) a Participant’s employment terminates due to Permanent and Total Disability, (ii) amounts payable under this Program are deemed to constitute “nonqualified deferred compensation,” and (iii) the Participant is deemed to be a “specified employee” (within the meaning of Code Section 409A), then amounts payable under this Program shall not be paid until the later of (A) the payment date described in Article VI above, or (B) the date that is six months after the date of termination (or the date on which such Participant dies, if earlier). For purposes of the foregoing, the amount of the Participant’s Award (rounded down to the nearest whole number) shall be determined based on the Company’s performance as compared to the Performance Goals for such Performance Cycle and the Award otherwise payable is multiplied by a fraction (rounded to two decimal places), the numerator of which is the number of complete months of employment during the Performance Cycle, and the denominator of which is the number of months in the Performance Cycle. Notwithstanding the foregoing, a Participant shall not be entitled to such prorated amount of such Participant’s Award unless prior to a Participant’s termination of employment due to such Participant’s Permanent and Total Disability, such Participant signs a general release in a form provided by the Company.

(d) In the event that a Participant’s employment with the Company or an Affiliate is terminated prior to the last business day of a Performance Cycle for any reason other than as specified in Sections 7.1(a), (b) and (c) above, all of such Participant’s rights to an Award for such Performance Cycle shall be forfeited, unless the Committee approves, based upon the recommendation of the Company’s Chief Executive Officer which are based on valid business reasons, the payment of a prorated amount of the Participant’s Award, if any, applicable to such Performance Cycle shall be paid in accordance with the provisions of Article VI above. For purposes of the foregoing, the amount of the Participant’s Award (rounded down to the nearest whole number) shall be determined based on the Company’s performance as compared to the Performance Goals for such Performance Cycle and the Award otherwise payable is multiplied by a fraction (rounded to two decimal places), the numerator of which is the number of complete months of employment during the Performance Cycle, and the denominator of which is the

6

number of months in the Performance Cycle; provided however, that prior to termination of a Participant’s employment with the Company or an Affiliate, such Participant signs a general release in a form provided by the Company.

7.2 Termination of Employment After End of Performance Cycle. In the event that a Participant’s employment with the Company or an Affiliate is terminated on or after the last business day of the applicable Performance Cycle but prior to the Determination Date for any reason, the amount of any Award applicable to such Performance Cycle shall be paid to the Participant in accordance with the provisions of Article VI above.

ARTICLE VIII

CHANGE IN CONTROL

8.1 Change in Control During Performance Cycle.

(a) Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs during the first fiscal year of a Performance Cycle, such Performance Cycle shall be shortened and shall terminate as of the last business day of the last completed fiscal quarter preceding the date of such Change in Control and each Participant employed by the Company immediately prior to such Change in Control shall be entitled to a payment equal to the amount of the Participant’s Award (rounded down to the nearest whole number) he or she would have received for such Performance Cycle assuming that the target levels with respect to the Company’s Revenue CAGR and EPS CAGR of the Performance Goals are satisfied. Any such payment shall be made as soon as practicable following such Change in Control (provided, that the Company may elect, in its sole discretion, to make any such payments in a manner that will not subject the payments to penalties under Code Section 409A) and, in the Committee’s sole discretion, may be paid in cash.

(b) Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs during the second or third fiscal year of a Performance Cycle, such Performance Cycle shall be shortened and shall terminate as of the last business day of the last completed fiscal quarter preceding the date of such Change in Control and each Participant employed by the Company immediately prior to such Change in Control shall be entitled to a payment equal to the greater of (i) the amount of the Participant’s Award (rounded down to the nearest whole number) he or she would have received for such Performance Cycle assuming that the targets levels with respect to the Company’s Revenue CAGR and EPS CAGR of the Performance Goals are satisfied, or (ii) the amount of the Participant’s Award (rounded down to the nearest whole number) he or she would have been entitled to receive for such Performance Cycle, determined based on the Company’s Revenue CAGR and EPS CAGR performance and Total Shareholder Return performance for such shortened Performance Cycle. Any such payment shall be made as soon as practicable following such Change in Control (provided, that the Company may elect, in its sole discretion, to make any such payments in a manner that will not subject the payments to penalties under Code Section 409A) and, in the Committee’s sole discretion, may be paid in cash.

7

8.2 Change in Control After End of Performance Cycle. Notwithstanding anything to the contrary in the Program, in the event of a Change in Control that occurs after the end of the applicable Performance Cycle but prior to the Determination Date, the amount of any Award applicable to such Performance Cycle shall be paid to the Participant in accordance with the provisions of Article VI above.

ARTICLE IX

MISCELLANEOUS

9.1 Plan. The Program is subject to all the provisions of the 1991 Plan and its provisions are hereby made a part of the Program, including without limitation the provisions of Sections 7 and 10(d) thereof (relating to stock bonuses) and Section 11 thereof (relating to adjustments upon changes in the Common Stock), and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the 1991 Plan. In the event of any conflict between the provisions of the Program and those of the 1991 Plan, the provisions of the 1991 Plan shall control. Notwithstanding any provision of the Program to the contrary, any earned Performance Units paid in cash rather than shares of Common Stock shall not be deemed to have been issued by the Company for any purpose under the 1991 Plan.

9.2 Amendment and Termination. Notwithstanding anything herein to the contrary, the Committee may, at any time, terminate, modify or suspend this Program; provided, however, that, without the prior consent of the Participants affected, no such action may adversely affect any rights or obligations with respect to any Awards theretofore earned but unpaid for a completed Performance Cycle, whether or not the amounts of such Awards have been computed and whether or not such Awards are then payable. Notwithstanding the forgoing, at any time the Committee determines that the Performance Units may be subject to Section 409A of the Code, the Committee shall have the right, in its sole discretion, and without a Participant’s prior consent to amend the Program as it may determine is necessary or desirable either for the Performance Units to be exempt from the application of Section 409A or to satisfy the requirements of Section 409A, including by adding conditions with respect to the vesting and/or the payment of the Performance Units, provided that no such amendment may change the Program’s “performance goals,” within the meaning of Section 162(m) of the Code, with respect to any person who is a “covered employee,” within the meaning of Section 162(m) of the Code.

9.3 No Contract for Employment. Nothing contained in this Program or in any document related to this Program or to any Award shall confer upon any Participant any right to continue as an employee or in the employ of the Company or an Affiliate or constitute any contract or agreement of employment for a specific term or interfere in any way with the right of the Company or an Affiliate to reduce such person’s compensation, to change the position held by such person or to terminate the employment of such person, with or without cause.

9.4 Nontransferability. No benefit payable under, or interest in, this Program shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, debts, contracts, liabilities or torts of any Participant or

8

beneficiary; provided, however, that, nothing in this Section 9.4 shall prevent transfer (i) by will, (ii) by applicable laws of descent and distribution or (iii) to an Alternate Payee to the extent that a QDRO so provides. The assignment of an Award to an Alternate Payee pursuant to a QDRO shall not be treated as having caused a new grant. If an Award is assigned to an Alternate Payee, the Alternate Payee generally has the same rights as the Participant under the terms of the Program; provided however, that (i) the Award shall be subject to the same vesting terms as if the Award were still held by the Participant, and (ii) an Alternate Payee may not transfer an Award. In the event of the 1991 Plan administrator’s receipt of a domestic relations order or other notice of adverse claim by an Alternate Payee of a Participant, transfer of the proceeds of such Award may be suspended. Such proceeds shall thereafter be transferred pursuant to the terms of a QDRO or other agreement between the Participant and Alternate Payee. A Participant’s ability to receive payment of an Award may be barred if the 1991 Plan administrator receives a court order directing the 1991 Plan administrator not to make such payment.

9.5 Nature of Program. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset of the Company or any Affiliate by reason of any award hereunder. There shall be no funding of any benefits which may become payable hereunder. Nothing contained in this Program (or in any document related thereto), nor the creation or adoption of this Program, nor any action taken pursuant to the provisions of this Program shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or an Affiliate and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment with respect to an Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company or other employing entity, as applicable. All amounts payable under this Program shall be paid from the general assets of the Company or employing entity, as applicable, and no special or separate fund or deposit shall be established and no segregation of assets shall be made to assure payment of such amounts. Nothing in this Program shall be deemed to give any employee any right to participate in this Program except in accordance herewith.

9.6 Governing Law. This Program shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

9